Exhibit 99.1

Power Efficiency Corporation Announces Agreement with Global Contract
Manufacturer and Placement of First Large Volume Order for Digital
Products with eSave Technology™

September 10, 2007 — Las Vegas, NV — Power Efficiency Corporation (OTCBB: PEFF), a green energy company focused on efficiency technologies for electric motors, today announced it entered into an agreement with a large global contract manufacturer for the production of digital units and simultaneously placed its first volume order.
The Company entered into the agreement and placed the first order for product in anticipation of the need to fulfill volume sales orders and commitments from customers. This multi-billion dollar contract manufacturer is headquartered in the U.S. but has facilities in over 10 countries and is capable of rapidly scaling up to high volume production with global fulfillment. Power Efficiency previously produced digital units incorporating eSave Technology™ in smaller production runs with a local contract manufacturer, whom the Company will continue to work with.
Steven Strasser, Power Efficiency’s Chairman and CEO, stated, “This is an important step for the company. We are very pleased to solidify this relationship so we have the ability to fulfill high volume sales orders in the U.S. and globally.”
Strasser continued, “I believe one of the great advantages of our business is that our products can be made very effectively by contract electronics manufacturers. Unlike many energy technology companies, our products do not require highly specialized and expensive manufacturing equipment or the development of our own factories. Our patented and patent-pending technology, called eSave Technology™, resides primarily in algorithms and software that run on standard hardware components. Having this relationship with a global contract manufacturer allows us to focus our time and attention on product development and sales and marketing.”
About Power Efficiency Corporation
Power Efficiency Corporation (OTCBB: PEFF) is a green energy company focused on efficiency technologies for electric motors. Power Efficiency is incorporated in Delaware and is headquartered in Las Vegas, NV. The Company has developed a patented and patent-pending technology platform, called eSave Technology™, which improves the efficiency of electric motors by 15-35% in appropriate applications. Electric motors consume over 25% of the electricity in the U.S. and many operate inefficiently. eSave Technology™ can be licensed to motor, controls and equipment manufacturers. Power Efficiency’s first product based on eSave Technology ™ is a Motor Efficiency Controller for applications such as escalators, crushers, granulators, mixers, saws, and MG elevators. Power Efficiency is also developing a new product based on eSave Technology™ for the tens of millions of small motors found in applications such as residential air conditioning, pool pumps, and clothes dryers. The company is working with manufacturers to incorporate this technology directly on new motors and appliances. For more information go to www.powerefficiency.com.
As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company’s products in the market; the Company’s success in technology and product development; the Company’s ability to execute its business model and strategic plans; and all the risks and related information described from time to time in the Company’s SEC filings, including the financial statements and related information contained in the Company’s SEC Filing. Power Efficiency assumes no obligation to update the information in this release.
Contact:
B.J. Lackland, CFO, 702-697-0377
Andrew Barwicki, Investor Relations, 516-662-9461